Exhibit 99.1

Mirum Pharmaceuticals Reports Third Quarter 2022 Financial Results and Provides Business Update

- Net product sales for LIVMARLI® (maralixibat) oral solution totaled $18.8 million in the third quarter of 2022 and $47.2 million year-to-date

- Mirum raises 2022 full year net product sales guidance estimate for LIVMARLI to $70 million

- Conference call to provide business updates today, November 9 at 5:00 a.m. PT/8:00 a.m. ET

FOSTER CITY, Calif.--(BUSINESS WIRE)--November 9, 2022--Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM) today reported financial results for the third quarter ended September 30, 2022 and provided a business update.

“The Mirum team achieved multiple key milestones on top of continued commercial growth this quarter, setting us up for a strong finish to 2022. We are well positioned for European approval by the end of the year with our recent positive CHMP opinion. Our revenues continue to grow in what has been an excellent rare disease launch,” said Chris Peetz, president and chief executive officer of Mirum. “Finally, our positive Phase 3 study results in PFIC validate our efficacy strategy across the highly burdensome cholestatic diseases we are studying.”

Key Operational Highlights

  Announced positive topline data from LIVMARLI Phase 3 MARCH study in progressive familial intrahepatic cholestasis (PFIC).
  Announced positive CHMP opinion for LIVMARLI for cholestatic pruritus in patients with Alagille syndrome (ALGS) two months of age and older.
  Announced approval of LIVMARLI for cholestatic pruritus in patients with ALGS in Israel.
  Presented key data at recent medical conferences, including:
    NASPGHAN:
      Six-year natural history comparison with LIVMARLI in ALGS.
      Health-related quality of life impact on caregivers of children with ALGS.
      Four-year growth improvement in ALGS with LIVMARLI.
    The Liver Meeting of AASLD:
      Oral late-breaker featuring MARCH PFIC data; selected as ‘Best of the Liver Meeting.’
      Late-breaker poster highlighting safety and efficacy data for LIVMARLI from RISE infant safety study in ALGS.
      Real-world evidence of LIVMARLI’s impact on patients with ALGS.
  Bolstered balance sheet with public offering of common stock and net proceeds of $86.1 million.

Upcoming Anticipated Milestones

  LIVMARLI
    Anticipate European Commission decision regarding approval of LIVMARLI for the treatment of cholestatic pruritus in patients with Alagille syndrome two months of age and older, in the fourth quarter of 2022.
    Topline data in the EMBARK Phase 2b clinical trial for biliary atresia in the second half of 2023.
  Volixibat
    Interim analysis for the VISTAS Phase 2b clinical trial for primary sclerosing cholangitis in mid-2023.
    Interim analysis for the OHANA Phase 2b clinical trial for intrahepatic cholestasis of pregnancy in the first half of 2023.
    Interim analysis for the VANTAGE Phase 2b clinical trial for primary biliary cholangitis in the second half of 2023.

Financial Results

  Net product sales of LIVMARLI for the quarter ended September 30, 2022 were $18.8 million, compared to none for the quarter ended September 30, 2021.
  Total operating expenses for the quarter ended September 30, 2022 were $51.7 million, compared to $47.8 million for the quarter ended September 30, 2021.
    Research and development expenses for the quarter ended September 30, 2022 were $26.2 million, compared to $30.5 million for the comparable prior-year period. The decrease was primarily due to a decrease in collaboration funding for the terminated Vivet collaboration agreement offset by increased clinical trial expenses.
    Selling, general and administrative (SG&A) expenses for the quarter ended September 30, 2022 were $22.5 million, compared to $17.4 million for the comparable prior-year period. SG&A investment increased in the third quarter of 2022 versus the third quarter of 2021, primarily due to personnel and other compensation related expenses as the company increased in size to support commercial activities for LIVMARLI and marketing and patient support expenses associated with commercial activities for LIVMARLI.
  For the quarter ended September 30, 2022, Mirum reported a net loss of $35.7 million, or $1.02 basic and diluted net loss per share, compared with a net loss of $47.1 million, or $1.55 basic and diluted net loss per share, for the same period in 2021.
  As of September 30, 2022, Mirum had cash, cash equivalents, restricted cash equivalents and investments of $285.3 million.

Business Update Conference Call

Mirum will host a conference call today, November 9, 2022 at 5:00 a.m. PT/8:00 a.m. ET, to provide business updates. Mirum will be joined by guest speaker Professor Richard J. Thompson, King’s College, London to discuss LIVMARLI and the results from the MARCH Phase 3 study. Join the call using the following details:

Conference Call Details:

U.S. toll-free:	1 844 200 6205
International:	1 929 526 1599
Passcode:	582604

You may also access the call via webcast and presentation materials by visiting the Events & Presentations section on Mirum’s website. A replay of this webcast will be available for 30 days.

About LIVMARLI® (maralixibat) oral solution

LIVMARLI® (maralixibat) oral solution is an orally administered, once-daily, ileal bile acid transporter (IBAT) inhibitor approved by the U.S. Food and Drug Administration for the treatment of cholestatic pruritus in patients with Alagille syndrome (ALGS) one year of age and older and is the only FDA-approved medication to treat cholestatic pruritus associated with Alagille syndrome. For more information, please visit LIVMARLI.com.

LIVMARLI is currently being evaluated in late-stage clinical studies in other rare cholestatic liver diseases including an open-label extension study in progressive familial intrahepatic cholestasis (PFIC), and in biliary atresia. LIVMARLI has received Breakthrough Therapy designation for ALGS and PFIC type 2 and orphan designation for ALGS, PFIC and biliary atresia. To learn more about ongoing clinical trials with LIVMARLI, please visit Mirum’s clinical trials section on the company’s website.

IMPORTANT SAFETY INFORMATION

LIVMARLI can cause side effects, including:

Changes in liver tests. Changes in certain liver tests are common in patients with Alagille syndrome and can worsen during treatment with LIVMARLI. These changes may be a sign of liver injury and can be serious. Your healthcare provider should do blood tests before starting and during treatment to check your liver function. Tell your healthcare provider right away if you get any signs or symptoms of liver problems, including nausea or vomiting, skin or the white part of the eye turns yellow, dark or brown urine, pain on the right side of the stomach (abdomen) or loss of appetite.

Stomach and intestinal (gastrointestinal) problems. LIVMARLI can cause stomach and intestinal problems, including diarrhea, stomach pain, and vomiting during treatment. Tell your healthcare provider right away if you have any of these symptoms more often or more severely than normal for you.

A condition called Fat Soluble Vitamin (FSV) Deficiency caused by low levels of certain vitamins (vitamin A, D, E, and K) stored in body fat. FSV deficiency is common in patients with Alagille syndrome but may worsen during treatment. Your healthcare provider should do blood tests before starting and during treatment.

Other common side effects reported during treatment were bone fractures and gastrointestinal bleeding.

Prescribing information

About Volixibat

Volixibat is an oral, minimally absorbed agent designed to selectively inhibit the ileal bile acid transporter (IBAT). Volixibat may offer a novel approach in the treatment of adult cholestatic diseases by blocking the recycling of bile acids, through inhibition of IBAT, thereby reducing bile acids systemically and in the liver. Phase 1 and Phase 2 studies of volixibat demonstrated on-target fecal bile acid excretion, a pharmacodynamic marker of IBAT inhibition, in addition to decreases in LDL cholesterol and increases in 7αC4 which are markers of bile acid synthesis. Volixibat has been evaluated in more than 400 individuals across multiple clinical trials. The most common adverse events reported were mild to moderate gastrointestinal events observed in the volixibat groups.

Volixibat is currently being evaluated in Phase 2b studies for primary sclerosing cholangitis (VISTASPhase 2b clinical trial), intrahepatic cholestasis of pregnancy (OHANAPhase 2b clinical trial), and primary biliary cholangitis (VANTAGE Phase 2b clinical trial).

About Mirum Pharmaceuticals

Mirum Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to transforming the treatment of rare liver diseases. Mirum’s approved medication is LIVMARLI® (maralixibat) oral solution which is approved in the U.S. for the treatment of cholestatic pruritus in patients with Alagille syndrome one year of age and older. In Europe, the European Committee for Medicinal Products for Human Use (CHMP) has issued a positive opinion for LIVMARLI for the treatment of cholestatic pruritus in patients with Alagille syndrome two months of age and older. A decision by the European Commission is expected by year-end 2022.

Mirum’s late-stage pipeline includes two investigational treatments for debilitating liver diseases affecting children and adults. LIVMARLI, an oral ileal bile acid transporter (IBAT) inhibitor, is currently being evaluated in clinical trials for pediatric liver diseases and includes the MARCH Phase 3 clinical trial for progressive familial intrahepatic cholestasis (PFIC) and the EMBARK Phase 2b clinical trial for patients with biliary atresia. In addition, Mirum has an expanded access program open across multiple countries for eligible patients with ALGS and PFIC.

Mirum’s second investigational treatment, volixibat, an oral IBAT inhibitor, is being evaluated in three potentially registrational studies including the VISTAS Phase 2b clinical trial for adults with primary sclerosing cholangitis, the OHANA Phase 2b clinical trial for pregnant women with intrahepatic cholestasis of pregnancy, and the VANTAGE Phase 2b clinical trial for adults with primary biliary cholangitis.

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Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, Mirum’s commercial performance for the remainder of the year; meeting the upcoming anticipated milestones, including a decision from the European Commission regarding approval of LIVMARLI for the treatment of cholestatic pruritus in patients with Alagille syndrome two months of age and older and the announcement of data from Mirum’s ongoing clinical trials; the regulatory approval path for its product candidates; and net product sales guidance estimate for LIVMARLI. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “continued,” “will,” “anticipate,” “expect,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Mirum’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Mirum’s business in general, the impact of geopolitical and macroeconomic events, including the ongoing COVID-19 pandemic, instability in financial markets or the military conflict between Ukraine and Russia and related sanctions, and the other risks described more fully in Mirum’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Mirum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Mirum Pharmaceuticals, Inc.
Condensed Consolidated Statement of Operations Data
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenue:
Product sales, net	$18,780	$-	$47,156	$-
License revenue	-	5,000	2,000	16,000
Total revenue	18,780	5,000	49,156	16,000
Operating expenses:
Cost of sales	2,932	-	7,880	-
Research and development	26,217	30,471	75,737	103,653
Selling, general and administrative	22,513	17,353	62,598	40,185
Total operating expenses (1)	51,662	47,824	146,215	143,838
Loss from operations	(32,882)	(42,824)	(97,059)	(127,838)
Other income (expense):
Interest income	1,352	72	1,714	301
Interest expense	(3,971)	(5,667)	(11,620)	(13,824)
Change in fair value of derivative liability	-	1,355	232	417
Other (expense) income, net	(192)	(35)	953	(565)
Net loss before for income taxes	(35,693)	(47,099)	(105,780)	(141,509)
Provision (benefit) for income taxes	13	9	(6,546)	25
Net loss	$(35,706)	$(47,108)	$(99,234)	$(141,534)

Net loss per share, basic and diluted	$(1.02)	$(1.55)	$(3.03)	$(4.68)

Weighted-average shares of common stock outstanding, basic	34,927,790	30,367,727	32,809,365	30,250,127

Weighted-average shares of common stock outstanding, diluted	34,927,790	30,367,727	32,825,314	30,250,127

(1) Amounts include stock-based compensation expense as follows:

Research and development	$2,517	$3,035	$7,519	$7,792
Selling, general and administrative	4,391	4,380	12,592	9,731
Total stock-based compensation	$6,908	$7,415	$20,111	$17,523

Mirum Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)

Cash, cash equivalents, restricted cash equivalents and investments	$285,347	$261,524
Working capital	164,158	123,996
Total assets	364,347	294,651
Accumulated deficit	(356,393)	(257,159)
Total stockholders' equity	169,297	120,212

Contacts

Investor Contact:
Sam Martin
Argot Partners
ir@mirumpharma.com

Media Contact:
Erin Murphy
media@mirumpharma.com